Exhibit 5.1

                                                               April 28, 2000




    Telular Corporation
    647 North Lakeview Parkway
    Vernon Hills, Illinois 60061

    Gentlemen:

         This opinion is being furnished to you in connection with the public resale by certain investors (collectively, the "Investors"), of up to 1,035,041 shares of Telular Corporation's (the "Company") Common Stock, par value $.01 per share (the "Shares"), pursuant to a registration statement on Form S-3, as amended by Amendment No. 1 thereto to be filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"). The Shares were issued to the Investors pursuant to that certain Stock Purchase Agreement dated as of March 3, 2000 (the "Stock Purchase Agreement") or a warrant issued on January 7, 2000, or will be issued to the Investors by the Company upon exercise of certain warrants and options granted by the Company to the Investors pursuant to the Stock Purchase Agreement. The Shares may be sold from time to time by the Investors to or through brokers, dealers or other agents or directly to other purchasers in one or more market transactions, in one or more private transactions, or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices, or at negotiated prices.

         We have acted as counsel for the Company in connection with the issue and sale of the Shares to the Investors. We have examined copies of the Registration Statement and all exhibits thereto. We also have examined and relied upon certain resolutions adopted by the Board of Directors of the Company and a copy of the Bylaws of the Company, each certified by the Secretary of the Company, and a copy of the Certificate of Incorporation of the Company certified by the Secretary of the State of the State of Delaware. We also have examined such other documents and made such other investigations as we have deemed necessary to form a basis for the opinion hereinafter expressed.

         In examining the foregoing documents we have assumed the authenticity of documents submitted to us as originals, the genuineness of all signatures, the conformity to original documents of documents submitted as copies, and the accuracy of the representations and statements included therein.

         Based upon the foregoing, it is our opinion that the Shares are duly authorized and issued or, in the case of Shares to be issued pursuant to warrants and options, will be validly issued, fully paid and non-assessable when and if issued in accordance with the terms of such warrants and options.

         We hereby consent to the filing of this opinion as part of the Registration Statement, and to the use of our name therein and in the related Prospectus under the caption "Legal Matters".
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         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                  Very truly yours,

                                   /s/ Covington & Burling
                                   COVINGTON & BURLING